EXHIBIT 99.1


For Immediate Release
Contact:
Howard Silver (Company)                              Jerry Daly or Carol McCune
President                                            Daly Gray (Media)
(901) 754-7774                                       (703) 435-6293



            Equity Inns Suspends Quarterly Dividend on Common Shares

              Amends Terms of $125 Million Line of Credit Facility


         GERMANTOWN, Tenn., December 5, 2001--Equity Inns, Inc. (NYSE: ENN), a hotel real estate investment trust (REIT), today announced that its board of directors has suspended payment of a quarterly cash dividend on the company's common shares for the 2001 fourth quarter. Year to date, the company has paid a total of $0.75 per share in dividends to common shareholders, which is equivalent to an annualized dividend yield of approximately 10 percent, based on Tuesday's closing stock price of $7.33. The $0.75 dividend per share paid out in 2001 represents approximately 65 percent of estimated 2001 funds from operations.
         The board also announced that the company will pay a regular dividend of $0.59375 per preferred share for the fourth quarter. The preferred dividend is payable January 31, 2002, to preferred shareholders of record on December 31, 2001.
         Commenting on the company's decision to suspend the fourth quarter common stock dividend, Phillip H. McNeill, Sr., chairman and chief executive officer, said, "In November, we said that our decision on dividends would be based on a number of factors, including our management companies' estimates of 2002 operations, which still lack clarity. One of our primary goals during these uncertain times is to preserve our cash and to maintain our long-term


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value for our shareholders. We have paid common share dividends in 2001 that are in excess of the limits specified by the IRS for REIT qualification purposes and that represent an attractive annualized return to our shareholders. We will review our dividend policy on March 15, 2002, at our regularly scheduled quarterly board meeting. Based on our current outlook for 2002, we expect to pay future quarterly dividends, beginning with the 2002 first quarter. The amount of the dividend will be based on the REIT's operating results, economic conditions, capital expenditure requirements and leverage levels."
         Separately, the company negotiated an amendment to its $125 million line of credit, which expires in October 2003. The amendment relaxes certain of the company's financial covenants through December 31, 2002. "Equity Inns is in full compliance with its covenants to date but sought the amendment to gain greater flexibility in these uncertain times," said Howard Silver, president and chief operating officer. "The amendment allows for the relaxation of the interest coverage, fixed charge coverage and total indebtedness tests. We continue to maintain a conservative capital structure with an EBITDA-to-interest expense coverage ratio of 2.5 times, calculated on a trailing 12-month basis at September 30.
         "Pricing for the facility remains on the same floating rate basis based on the company's leverage ratio, but with an added tier, if necessary. Today's pricing is 250 basis points over LIBOR," he said.
         Equity Inns, Inc. is a self-advised REIT that focuses on the upscale extended stay, all-suite and midscale limited-service segments of the hotel industry. The company owns 96 hotels with approximately 12,300 rooms located in 34 states.

         Certain matters within this press release are discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Law, and, as such, may involve


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known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. Such risks and uncertainties include, but are not limited to, the following: the ability of the company to cope with domestic economic and political disruption and Federal and state governmental regulation of war, terrorism, states of emergency or similar activities resulting from the terrorist attacks occurring on September 11, 2001; the ability of the company to successfully implement its operating strategy; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. From time to time, these and other risks are discussed in the company's filings with the Securities and Exchange Commission.



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